CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 14, 2015, relating to the financial statements of OncoSec Medical Incorporated as of July 31, 2015 and for the year then ended and the consolidated financial statements as of July 31, 2014 and for the years ended July 31, 2014 and 2013, and our report dated October 14, 2015, relating to the internal control over financial reporting as of July 31, 2015, appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2015. We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

 Mayer Hoffman McCann P.C.

San Diego, California

August 9, 2016